UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AV Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-1222799
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

20 East 68th Street, Suite 204 New York, NY	10065
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☒

Securities Act registration statement file number to which this form relates:                (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $0.0001 per share

Item 1.  Description of Registrant's Securities to Be Registered.

AV Therapeutics, Inc.’ s (the “Company”) authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of the majority of the issued and outstanding shares of the Company’s common stock are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

The Company’s certificate of incorporation authorize the issuance of 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Item 2.  Exhibits.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s 8-K filed with the SEC on July 31, 2013).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to the Company’s 8-K filed with the SEC on December 26, 2013).

3.3	Amended and Restated By-Laws (incorporated by reference to the Company’s 8-K filed with the SEC on June 17, 2013).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AV Therapeutics, Inc.

By:	/s/ Abraham Mittelman
Abraham Mittelman, Chief Executive Officer

Date:	February 21, 2014